Exhibit 10.1

LETTER AGREEMENT

January 2, 2019

Robert Kubat

17001 SW 64th Court

Southwest Ranches, Florida 33331

Dear Robert:

This letter agreement (this “Agreement”) will confirm our understanding with regards to the terms of your employment with FMC GlobalSat Holdings, Inc., a Delaware corporation (the “Company”) and its subsidiaries.

1. The Company and you are parties to an employment agreement dated as of December 28, 2017 (the “Employment Agreement”). The Company and you hereby agree that in exchange for the Company having paid you all accrued but unpaid salary up through November 15, 2018, the Employment Agreement is hereby deemed terminated and have no further force and effect (other than the provisions of Section 3 of the Employment Agreement with respect to confidential information, which will survive per the terms of the Employment Agreement). Your employment with the Company (and the Employment Period, as defined in the Employment Agreement) will be deemed terminated as well, and will no longer serve as Chief Financial Officer. For the avoidance of doubt, you will not be bound by any of the restrictive covenants contained in Section 4 of the Employment Agreement with respect to non-solicitaiton and non-competition. You agree and acknowledge that you will not be entitled to any severance or other benefits as a result of the termination of the Employment Agreement. You acknowledge that you have been paid all salary for your service as an employee up through November 15, 2018 and no further salary will accrue or be paid past such date. Additionally, we have agreed to enter into a separate consulting agreement with respect to transitional accounting and financial services that you will provide to the Company.

2. The Company, on the one hand, and you on the other hand, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, shareholders, affiliates (including subsidiaries), administrators, predecessor and successor corporations and assigns, hereby fully and forever release each other and each other’s respective heirs, executors, officers, directors, employees, investors, shareholders, affiliates (including subsidiaries), administrators, predecessor and successor corporations and assigns from any claim, duty, obligation, or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that either of them may possess arising from any omissions, acts, or facts that have occurred up until and including the date each respective party signs this Agreement, including without limitation any claims regarding cash or equity compensation.

3. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida irrespective of any conflict of laws principles. The parties hereby agree that any action or proceeding with respect to this Agreement (and any action or proceeding with respect to any amendments or replacements hereof or transactions relating hereto) may be brought only in a federal or state court located in Fort Lauderdale, State of Florida and having jurisdiction with respect to such action or proceeding. Each of the parties hereto irrevocably consents and submits to the jurisdiction of such courts.

4. This Agreement may be duly executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

5. This Agreement embodies the entire agreement and understanding of the parties with respect to its subject matter and supersedes all prior written or oral communications or agreements between them (other than the consulting agreement which we have agreed to enter into), all of which are merged in this Agreement.

6. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered the terms of this Agreement; (b) has been or has had the opportunity to be fully advised by legal counsel of the effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Very truly yours,

FMC GlobalSat Holdings, Inc.

By:
Emmanuel Cotrel, Chief Executive Officer

Accepted and Agreed to:

Robert Kubat

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